EXHIBIT 4.14

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

NTC CAPITAL III

This Certificate of Amendment of NTC Capital III (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.)(the “Act”).

1. Name. The name of the trust is NTC Capital III.

2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name and address of the Trustee in the State of Delaware to BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BNY Mellon Trust of Delaware, not in its individual capacity but solely as Delaware trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President